UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
September 11, 2007

BREITBURN ENERGY PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800
Los Angeles, CA 90071
(Address of principal executive office)

(213) 225-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Contribution  Agreement

On September 11, 2007, BreitBurn Operating L.P. (“BreitBurn Operating”), a wholly owned subsidiary of BreitBurn Energy Partners L.P. (the “Partnership”), entered into a Contribution Agreement (the “Contribution Agreement”) with Quicksilver Resources Inc. (“QRI”).  Under the terms of the Contribution Agreement, BreitBurn Operating agreed to acquire (i) certain assets (the “QRI Assets”) and equity interests (the “Equity Interests”) in certain entities from QRI in exchange for $750,000,000 in cash and 21,347,972 common units (the “Common Units”) representing limited partner interests of the Partnership, subject to adjustment for working capital and certain other items (the “Quicksilver Acquisition”).  Concurrent with the execution of the Contribution Agreement, BreitBurn Operating deposited into escrow the sum of $35,000,000 (the “Deposit”).  Under the Contribution Agreement, upon closing of the Quicksilver Acquisition, the Deposit will be applied toward the cash consideration due at closing.  The Partnership intends to fund the remaining cash portion of the consideration with the net proceeds of a private placement (described below) and borrowings under an amended and restated credit facility (described below).

 The QRI Assets to be acquired by BreitBurn Operating under the Contribution Agreement consist of oil and gas properties located in the states of Michigan, Indiana and Kentucky, a number of gathering pipelines and interests in three gas processing plants and four natural gas liquids plants.  The Equity Interests are in entities that own a portion of the production and most of the midstream facilities associated with the QRI Assets.

The Contribution Agreement contains provisions that will prohibit QRI from selling (i) any of the Common Units prior to the first anniversary of the closing of the Quicksilver Acquisition or (ii) more than fifty-percent (50%) of such Common Units prior to eighteen (18) months after the closing of the Quicksilver Acquisition.  In addition, QRI will enter into a registration rights agreement with the Partnership upon closing of the Quicksilver Acquisition.  The registration rights agreement will require the Partnership to seek registration of the Common Units within one year of the closing of the Quicksilver Acquisition.  QRI will also have piggyback registration rights on certain other underwritten offerings of the Common Units.

The Contribution Agreement contains customary representations and warranties and covenants by each of the parties.  Among other things, during the interim period between the execution of the Contribution Agreement and closing of the Quicksilver Acquisition, QRI agrees to operate and maintain the assets and subsidiary companies in the ordinary course of business and not to engage in certain types of activities and transactions, subject to certain exceptions.  As long as neither party is in material breach of the terms of the Contribution Agreement, the parties have agreed to not solicit, initiate or facilitate any inquiries or proposals regarding any transaction related to the sale of the QRI Assets or the Equity Interests other than the transactions contemplated by the Contribution Agreement.

The Partnership anticipates that the Quicksilver Acquisition will close on or before November 1, 2007.  Closing of the transactions contemplated by the Contribution Agreement is conditioned upon, among other things: applicable regulatory approvals and delivery of all other items required by the Contribution Agreement.

The foregoing description of QRI’s and BreitBurn Operating’s rights and obligations under the Contribution Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Contribution Agreement.  A copy of the Contribution Agreement will be filed in a future filing with the Securities and Exchange Commission.

Unit Purchase Agreement

On September 11, 2007, the Partnership entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) with a group of third party investors (the “Purchasers”) to sell approximately $450 million of common units representing limited partner interests of the Partnership (the “PIPE Common Units”) in a private placement (the “Private Placement”). The negotiated purchase price for the PIPE Common Units is $27.00 per unit.  The Private Placement is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof.

The Partnership intends to use the net proceeds from the Private Placement to partially fund the cash consideration for the Quicksilver Acquisition.

The closing of the Private Placement is subject to certain conditions including (i) the closing of the Quicksilver Acquisition and (ii) the execution by the Partnership and the Purchasers of a registration rights agreement that will require the Partnership to file a shelf registration statement for the benefit of the Purchasers within 275 days following the closing.

Neither the Common Units or the PIPE Common Units will be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the Common Units, PIPE Common Units or any other securities of the Partnership.

Commitment Letter

On September 10, 2007, the Partnership received a commitment from Wells Fargo Bank and Credit Suisse to provide a $1.5 billion Senior Secured Revolving Credit Facility with an initial borrowing base of $700 million, which will amend and restate the Partnership’s existing credit facility.

Item 3.02  Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

	By:	BreitBurn GP, LLC,
its general partner

Date: September 17, 2007	By:	/s/ Halbert S. Washburn
Halbert S. Washburn
Co-Chief Executive Officer